HL:NYSE Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-145919 December 12, 2007

Cautionary Note Regarding Forward Looking Statements
Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are
“forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995,
and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-
Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.
Cash Cost Per Ounce Reconciliation to GAAP
On Hecla Mining Company’s website at www.hecla-mining.com you can find the quantitative reconciliation to GAAP of cash cost per ounce. The reconciliation can be found in this presentation, or in Hecla’s quarterly earnings news release in the Investor Relations section of the website, as well as in the company’s Form 10-
K and 10-Q reports.
A Registration Statement has been Filed
Hecla Mining Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov.
Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus relating to this offering may be obtained by contacting Merrill Lynch & Co., 4 World Financial
Center, New York, New York 10080; phone 212-449-1000.
Cautionary Note Regarding Forward Looking Statements
Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are
“forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995,
and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-
Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.
Cash Cost Per Ounce Reconciliation to GAAP
On Hecla Mining Company’s website at www.hecla-mining.com you can find the quantitative reconciliation to GAAP of cash cost per ounce. The reconciliation can be found in this presentation, or in Hecla’s quarterly earnings news release in the Investor Relations section of the website, as well as in the company’s Form 10-
K and 10-Q reports.
A Registration Statement has been Filed
Hecla Mining Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov.
Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus relating to this offering may be obtained by contacting Merrill Lynch & Co., 4 World Financial
Center, New York, New York 10080; phone 212-449-1000.
Cautionary Statements
Cautionary Statements

Hecla Mining Company
Since 1891

Hecla
MINING COMPANY

Offering Summary
Offering Summary
Security: Mandatory Convertible Preferred
Shares
Size: $175 Million (+15% Over-Allotment
Option)
Payment Rate: 6.25% +/- 0.25%
Conversion Premium: 20.0% +/- 2.0%
Maturity: 3 Years
Use of Proceeds: General corporate purposes, including
acquisitions
Bookrunners: Merrill Lynch, JPMorgan

Low Cost, Low Risk,
Low Cost, Low Risk,
High Potential
High Potential
Low Cost Silver
$(4.91) cash cost per ounce of silver*
Low Risk Silver
Geo-politically stable locations
Long life, low cost silver operations
$195 million cash, no debt, unhedged
High Potential
Exploration success and future potential upside
Acquisition focus
* Q3 2007 average total cash cost per ounce

Greens Creek
Lucky Friday
New Vancouver
office
Focused on
internal growth and
acquisitions: Mexico,
Silver Valley, the
world
$195 million on
hand, no debt
$23 million
exploration program
San Sebastian
Growing Hecla
Growing Hecla
La Camorra
Coeur d’Alene
Vancouver
Operations
Exploration
Corporate Office

Mining Silver & Gold Mining Silver & Gold (For 116 Years!) 2007 Estimates Approx. 6 million ounces of silver Approx. 110,000- 115,000 ounces of gold 25,000 tons of zinc 24,000 tons of lead

Lucky Friday Lucky Friday Lucky Friday Location: Mullan, Idaho 2007 Estimate: 3.2 million ounces silver 18,000 tons lead 7,000 tons zinc Longest operating mine (nearly 60 years)

Hecla
MINING COMPANY
Gap Area
Resource Potential
2500'
4050' Level
4900' Level
5900' Level

Lucky Friday Lucky Friday Expansion Potential Expansion Potential

Lucky Friday: 30 Vein Lucky Friday: 30 Vein & Intermediate Veins & Intermediate Veins

8.4/4.4/0.2
4050 Level
4900 Level
5900 Level
6900 Level
7900 Level
Conceptual layout
#4 Shaft
17.6/11.4/0.9
18.3/11.4/11.9
26.3/28.8/7.8
3.8/4.5/0.3
Lucky Friday:
Lucky Friday:
Going Deeper
Going Deeper
Drill Holes
Silver opt/Lead%/Zinc%

Interstate
Callahan
Hercules
Tamarack-Custer
Standard
Mammoth
Tiger-Poorman
Hecla
Burke
Mace
Bunn
Gem
Star
Morning
Gold Hunter
Golconda
Lucky Friday
Larson
Wallace
I-90
Mullan

Silver Valley
Silver Valley
Production & Potential
Production & Potential
Location: North Idaho
Historic World Silver
Producer: 1.2 Billion Oz.
300 million oz Silver
from Hecla’s land position
25 square miles
Very little modern
exploration
Hecla Land Position

Hecla
MINING COMPANY

Hercules Mine
Tamarack Mine
Hecla Mine
Star Mine
Lucky Friday
Gold Hunter
N
W
E
S

Silver Valley Silver Valley Expansion Potential Expansion Potential

Greens Creek
Greens Creek
Greens Creek
Location:
Admiralty
Island, Alaska
29.73% joint venture
with Rio Tinto
2007 Estimate:
2.7 million ounces
silver
19,000 ounces gold
18,000 tons zinc
6,000 tons lead

Hecla
MINING COMPANY

Greens Creek
Mine Site
Image © 2006 MDA EarthSat
Image © 2006 DigitalGlobe
Google

Lower Zinc-Lil’ Sore Trend Killer-Bruin-Cub Creek Target Near Mine Targets Greens Creek Greens Creek Long-Term Potential Long-Term Potential Greens Creek Property Boundary

Mexican Silver Belt
Mexican Silver Belt
Santa Eulalia
Batopilas
Parral
San Dimas
Fresnillo
Zacatecas
Real de Angeles
Pachuca
Guanajuato
Taxco
Real de Catorce
Concepcion del Oro
MEXICAN SILVER BELT
10.2 Billion Ounces of
Historical Silver Production
SAN SEBASTIAN

LA VIRGEN
LA JOYA
LA ROCA
ST. JUDE VEIN
HUGH ZONE
NAZARENO
SAN ANGEL
AG ANOMALY
EXPLANATION
Hecla Saladillo Concessions
Priority Targets
Secondary Targets
Trends

San Sebastian San Sebastian Exploration Targets Exploration Targets

Sacramento
Sacramento
vein
vein
Concepcion
Concepcion
vein
vein
(7.7 opt Ag,
(7.7 opt Ag,
7.2 opt Ag)
7.2 opt Ag)
La Soledad
La Soledad
vein and mine
vein and mine
(8.6 opt
(8.6 opt Ag)
Arcangeles
Arcangeles
vein
vein
San Martin
San Martin
vein
vein
(178 opt Ag)
(178 opt Ag)
El Leon
El Leon
vein
vein
Rio Grande Project:
Rio Grande Project:
Exciting Early Results
Exciting Early Results
Zacatecas
Zacatecas
State, Mexico
State, Mexico

Hecla’s Value is Silver Hecla’s Value is Silver % of Hecla Value Gross profit 100% 0% Revenue 68% 32% * * * Quarter ended 9/30/07 Silver Operations Gold Operations

Consistently Low
Consistently Low
Silver Cash Costs
Silver Cash Costs
Hecla
Hecla
Silver
Wheaton *
Coeur *
Pan
American
*
Includes third-party production
Weighted Average Silver Cash Costs Per Ounce 2003 – Qtr 3 2007
$1
$2
$3
$4

Lowest-Risk Silver Lowest-Risk Silver Reserves Reserves 0% 20% 40% 60% 80% 100% Location of Hecla’s Silver North America 100%

Exploration Exploration 2007E United States $ 6.8 Mexico 7.7 Venezuela 3.7 Unallocated/Other* 4.3 Total Exploration $ 22.5 (in millions) * Includes Vancouver Office and Corporate Development

Project Pipeline
Project Pipeline
IDAHO
Silver Valley 3D compilation
25-square-mile target area
Lucky Friday ‘Gap’ area and deep underground drilling
Lucky Friday mill upgrade
Lucky Friday 4 Shaft & Expansion Prefeasibility
MEXICO
340-square-mile target area: multiple targets
Hugh Zone
Rio Grande
ALASKA
5250 Zone
West Gallagher Zone
Surface drilling for new deposit
VENEZUELA
Block B
El Dorado targets: awaiting permits

Catalysts for Growth
Catalysts for Growth
in Value
in Value
Additional value at Lucky Friday, San
Sebastian and Greens Creek
Prefeasibility milestones for increased
production at Lucky Friday
Generating new targets in the Silver Valley
Advance San Sebastian “targets” to
“discoveries”
Merger and/or acquisition activity

Poised for Growth
Poised for Growth
Opportunities
Opportunities
Potential $100+ million cash flow from producing
properties
Approximately $195 million cash and short-term
investments
$30 million credit facility
Debt free
Shelf Registrations in place
Tax benefit from NOLs*
*Net Operating Losses

Well-Staffed, Loyal
Well-Staffed, Loyal
& Experienced Team
& Experienced Team
8 Executive Officers
179 years mining industry
experience
Technical Team
23 engineers
26 geologists
4 metallurgists
(As of September 2007)

Silver Price Shines Silver Price Shines Strong Demand Flat Supply Declining Inventories Rising Silver Price

GAAP Reconciliation to Cash Costs
GAAP Reconciliation to Cash Costs
Per Ounce
Per Ounce
HECLA MINING COMPANY
Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)
(dollars and ounces in thousands, except per ounce – unaudited)
Three Months Ended Nine Months Ended
Sept. 30, 2007
Sept. 30, 2006
Sept. 30, 2007
Sept. 30, 2006
Total cash costs (1) $ (6,615) $ 881 $ (11,314) $ 5,928
Divided by silver ounces produced 1,341 1,496 4,391 4,000
Total cash cost per ounce produced
$ (4.91)
$ 0.59
$ (2.58)
$ 1.48
Reconciliation to GAAP:
Total cash costs
$ (6,615)
$ 881
$ (11,314)
$ 5,928
Depreciation, depletion and amortization 3,318 3,117 9,463 8,331
Treatment & freight costs (7,684) (9,177) (23,792) (24,193)
By -product credits (1) 30,772 21,520 82,298 54,234
Change in product inventory (2)
(750)
506
(161)
718
Reclamation and other costs
50
49
145
146
Costs of sales and other direct production costs and
depreciation, depletion and amortization (GAAP) $ 19,091 $ 16,896 $ 56,639 $ 45,164
Total cash costs (1) $ 9,681 $ 14,073 $ 35,405 $ 39,844
Divided by gold ounces produced
18
37
68
111
Total cash cost per ounce produced
$ 538
$ 380
$ 521
$ 359
Reconciliation to GAAP:
Total cash costs $ 9,681 $ 14,073 $ 35,405 $ 39,844
Depreciation, depletion and amortization 2,627 7,229 11,824 18,686
Treatment & freight costs (630) (445) (2,130) (4,127)
By -product credits (1) 120 555 1,849 1,980
Change in product inventory
(2,363)
(2,492)
(899)
1,619
Reduction in labor cost (4) -- --
1,280
--
Shutdown-related costs at Mina Isidora (5) -- -- 2,708 --
Reclamation and other costs (291) 226 (76) 173
Costs of sales and other direct production costs and
depreciation, depletion and amortization (GAAP) $ 9,144 $ 19,146 $ 49,961 $ 58,175
(Continued)
GOLD OPERATIONS (3)
SILVER OPERATIONS

GAAP Reconciliation to Cash Costs
GAAP Reconciliation to Cash Costs
Per Ounce
Per Ounce
HECLA MINING COMPANY
Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)
(dollars and ounces in thousands, except per ounce – unaudited)
Three Months Ended Nine Months Ended
Sept. 30, 2007 Sept. 30, 2006 Sept. 30, 2007 Sept. 30, 2006
Total cash costs (1)
$ (1,575)
$ 2,859
$ (641)
$ 9,876
Divided by silver ounces produced
662
737
2,318
2,106
Total cash cost per ounce produced
$ (2.38)
$ 3.88
$ (0.28)
$ 4.69
Reconciliation to GAAP:
Total cash costs
$ (1,575
) $ 2,859
$ (641)
$ 9,876
Depreciation, depletion and amortization
1,016
997
2,930
2,489
Treatment & freight costs (3,251) (3,942) (10,581) (10,220)
By-product credits (1)
13,776
8,678
37,743
20,049
Change in product inventory (24) (39) (195) (267)
Reclamation and other costs 6 3 18 14
Costs of sales and other direct production costs and
depreciation, depletion and amortization (GAAP) $ 9,948 $ 8,556 $ 29,274 $ 21,941
Total cash costs (1)
$ (5,040)
$ (1,978)
$ (10,673)
$ (3,948)
Divided by silver ounces produced
679
759
2,073
1,894
Total cash cost per ounce produced
$ (7.42)
$ (2.61)
$ (5.15)
$ (2.08)
Reconciliation to GAAP:
Total cash costs
$ (5,040)
$ (1,978)
$ (10,673)
$ (3,948)
Depreciation, depletion and amortization 2,302 2,120 6,533 5,842
Treatment & freight costs
(4,433)
(5,235)
(13,211)
(13,973)
By-product credits (1) 16,996 12,842 44,555 34,185
Change in product inventory (726) 545 34 78
Reclamation and other costs 44 46 127 132
Costs of sales and other direct production costs and
depreciation, depletion and amortization (GAAP) $ 9,143 $ 8,340 $ 27,365 $ 22,316
(Continued)
GREENS CREEK UNIT (Reflects Hecla’s 29.73% shar e)
LUCKY FRIDAY UNIT

GAAP Reconciliation to Cash Costs
GAAP Reconciliation to Cash Costs
Per Ounce
Per Ounce
HECLA MINING COMPANY
Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)
(dollars and ounces in thousands, except per ounce – unaudited)
Three Months Ended Nine Months Ended
Sept. 30, 2007 Sept. 30, 2007 Sept. 30, 2006
Total cash costs (1) $ 3,066 $ 14,954 $ 24,091 $ 45,772
Depreciation, depletion and amortization
5,945
10,346
21,287
27,017
Treatment & freight costs (8,314) (9,622) (25,922) (28,320)
By-product credits (1) 30,892 22,075 84,147 56,214
Change in product inventory (2) (3,113) (1,986) (1,060) 2,337
Reduction in labor cost (4) -- -- 1,280 --
Shutdown-related costs at Mina Isidora (5) -- --
2,708
--
Reclamation and other costs (241) 275 69 319
Costs of sales and other direct production costs and
depreciation, depletion and amortization (GAAP)
$ 28,235
$ 36,042
$ 106,600
$ 103,339
(1) Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit.
(2) The change in product inventory for the nine months ended September 30, 2006 includes approximately $905,000 related to San
Sebastian cost of sales during the first quarter of 2006 for prior period doré shipments.
(3) Costs per ounce of gold are based on the gold produced by the La Camorra mine and our Block B concessions, including Mina
Isidora, only.  During the quarters and nine-month periods ended September 30, 2007 and 2006, a total of 181 and 934 ounces, and 2,882 and 3,366 ounces of gold, respectively, were produced from third-party mining operations located near the La
Camorra mine and Block B concessions.  The revenues from these gold ounces were treated as a by-product credit and included in the calculation of gold costs per ounce.  Included in total cash costs for the three and nine months ending September 30, 2007 and 2006, were the costs to purchase the ore of approximately $0.2 million and $0.6 million, respectively, and $1.9 million and
$2.0 million, respectively.
(4) Incentives have been offered at the La Camorra mine for voluntary reduction of the workforce.  During the nine months ended
September 30, 2007, these costs of sales and other direct production costs of $1.3 million were not included in the determination of total cash costs for gold operations.
(5) Operations at the Mina Isidora mine in Venezuela were closed during a portion of the second quarter of 2007 when a small group of local residents blocked Hecla employees from accessing the mine. Costs of sales and other direct production costs and depreciation, depletion, and amortization totaling $2.7 million were incurred during the second quarter of 2007, and were not included in the total cash costs for gold operations.
RECONCILIATION TO GAAP, ALL OPERATIONS
Sept. 30, 2006

APPENDIX Industry Fundamentals

3
4
5
6
7
8
9
10
11
12
13
14
15
Jan-00 Jan-01 Jan-02 Jan-03 Jan-04 Jan-05 Jan-06 Jan-07
average year-on- intra-
year year
2006 $11.55 58.0% 42.7%
Jan-Oct 2007 $13.16 17.1% 10.1%
Source: GFMS Ltd.
The Silver Price –
The Silver Price –
US$/oz
US$/oz

70 80 90 100 110 120 130 140 Jan-07 Apr-07 Jul-07 Oct-07 Silver, Gold and Base Silver, Gold and Base Metals Prices Metals Prices Nickel Copper Silver Zinc Tin Gold Source: GFMS Ltd. 150

World Silver Demand
World Silver Demand
2006 Actual
2007 Forecast
Source: GFMS Ltd.
Industrial
47%
Photography
16%
Jewelry &
Silverware
25%
Coins
4%
Investment
7%
De-Hedging
1%
Industrial
51%
Photography
15%
Jewelry &
Silverware
25%
Coins
4%
Investment
5%

World Silver Supply
World Silver Supply
Mine
Production
70%
Scrap
21%
Government
Sales
9%
Mine
Production
74%
Scrap
20%
Hedging
2%
Government
Sales
4%
Source: GFMS Ltd.
Source: GFMS Ltd.
: GFMS Ltd.
2006 Actual 2007 Forecast

APPENDIX Supplemental Hecla Mining Information

2006      2005
Revenue $217.4 $110.2
Gross Profit $  73.4 $  14.5
Net Income (Loss) $  69.1 $ (25.4)
Per share $  0.57 $ (0.22)
Cash Flow Provided by
Operations
(before exploration and pre-development)
$  89.9 $  20.3
Exploration and pre-development $  28.2 $  27.1
Cash Flow Provided by
(Used in) Operations   $  61.5 $  (5.9)
(in millions except per share amounts)
2006 Financial Highlights
2006 Financial Highlights

Hollister Block Sold
Hollister Block Sold
Hollister sold to Great Basin Gold on
April 19, 2007
$45 million cash and $18.6 million in GBG
stock
Hecla’s investment $30 million
Booked a gain in second quarter of
$63 million

2006 2007E Lucky Friday $ 9 $ 28 La Camorra 10 8 Greens Creek (29.73%) 8 10 Total $ 27 $ 45 Capital Expenditures Capital Expenditures (in millions)

14-year history in the heart of Mexico’s silver district. Good presence, established team.
Underground expertise – a strategic advantage in adding
value to maintain low-cost profile
More $ for silver exploration overall = more opportunities
for Hecla
-Gold acquisition advantage: a smaller threshold increases opportunities
Opportunity for Hecla being value-added
Ability to be part of large district (75 mil. equivalent silver
oz. potential)
Low-cost, high-margin operating future
Strengths
Criteria
Acquisitions:
Acquisitions:
Hecla has an Advantage
Hecla has an Advantage

La Camorra Unit La Camorra Unit Location: Bolivar State, Venezuela 2007 Estimate: 90,000-100,000 ounces gold C arac as P uerto Orda z La Camorra

Hecla
MINING COMPANY

BOCHINCHE
GUASIPATI
EL CALLAO
TUMEREMO
El Callao District
BLOCK B
LA CAMORRA
El DORADO
El Dorado District
Guyana
KM 88 District
N
W
E
S
0 10 20 30 40 50 KM
Hecla Concessions/Options
Greenstone Belts
BOUNDARY VENEZUELA
ROADS

Venezuela Property Venezuela Property Position Position Carac as PuertoOrdaz MAP AREA